Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Inspire Veterinary Partners, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities

Fees to be Paid	Equity	Class A Common Stock, $0.0001 par value per share	457(c) and (h)	10,000,000	1.70	$17,000,000	0.0001531		$2,602.70

	Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$17,000,000			$2,602.70
	Total Fees Previously Paid							$
	Total Fee Offsets
	Net Fee Due								$2,602.70

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Class A ordinary shares quoted on the Nasdaq Capital Market, LLC on June 20, 2025.

(2)	Represents 10,000,000 shares of Class A common stock of Inspire Veterinary Partners, Inc. (the “Company”) available for issuance under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”) as of the date of this Registration Statement. To the extent permitted by Rule 416, this Registration Statement also covers an indeterminate number of additional shares of Class A common stock of the Company that become issuable under the 2022 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding Class A ordinary shares of the Company.